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EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     Australia Pty. Ltd (an Australian Limited Liability Company)

     Intermedia Group, Inc. (a Massachusetts Corporation)

     internet.com Canada Corporation (a Nova Scotia Unlimited Liability Company)

     internet.com Limited (a United Kingdom Limited Company)

     I-Venture Management LLC (a Delaware Limited Liability Company)

     japan.internet.com K.K. (a Japanese Corporation)

     Sitch AB (a Swedish Corporation)

     asia.internet.com LLC (a Delaware Limited Liability Company)